Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of the 3rd day of July, 2006, by and among Veri-Tek International, Corp., a Michigan corporation (the “Buyer”), Quantum Value Management, LLC, a Delaware limited liability company (the “Parent”), and the members’ agent (the “Members’ Agent”) of the members of Parent (the “Members”). The Buyer, the Parent, and the Members’ Agent are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into that certain Purchase Agreement, effective as of May 16, 2006 (the “Agreement”); and

WHEREAS, pursuant to Section 13.9 of the Agreement, Buyer and Members’ Agent may amend, modify and supplement the Agreement in such manner as may be agreed upon by them in writing; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by Parent and all Members; and

WHEREAS, the Parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

2. Defined Terms. All capitalized terms used herein and not expressly defined shall have the meaning given to them in the Agreement.

3. Definitions of “Balance Sheet”.

a. The Parties acknowledge and agree that the first sentence of Section 2.3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“As used in this Agreement, ‘Balance Sheet’ shall mean a schedule in the form of a consolidated balance sheet of Manitex and the other Subsidiaries showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet.”

b. The Parties acknowledge and agree that the definition of “Balance Sheet Assets” set forth in Section 13.19(g) of the Agreement is hereby amended and restated in its entirety as follows:

“Balance Sheet Assets” means the assets of Manitex and the other Subsidiaries consisting of the following line items of the Recent Balance

Sheet, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (i) “Cash”; (ii) “Net Accounts Receivable”; and (iii) “Net Inventory”.”

c. The Parties acknowledge and agree that the definition of “Balance Sheet Liabilities” set forth in Section 13.19(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Balance Sheet Liabilities” means the assets of Manitex and the other Subsidiaries consisting of the following line items of the Recent Balance Sheet, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (i) “Line of Credit”; (ii) “Leases”; (iii) “Accounts Payable”; (iv) “Accrued Employee Expense”; (v) “Warranty”; (vi) “Total Product Liability”; and (vii) “Miscellaneous Accruals”.”

d. The Parties acknowledge and agree that the second sentence of Section 2.3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“If Buyer shall object to any of the information set forth on such Balance Sheet or accompanying schedules as presented by Parent and Members, then Buyer and Members’ Agent shall negotiate in good faith and agree upon appropriate adjustments such that such Balance Sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and the Net Asset Value to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, the most recent month-end balance sheet of Manitex and the other Subsidiaries shall control (the estimated balance sheet as agreed to by the Parties pursuant to this Section 2.3(b), or in the absence of such agreement, the most recent month-end balance sheet of Manitex and the other Subsidiaries, is referred to as the “Estimated Closing Balance Sheet”).”

4. Waiver. Buyer hereby waives its option to require the execution of any amendment, modification or supplement by all Members as set forth in Section 13.9 of the Agreement and hereby consents to the execution of this Amendment by Parent and Members’ Agent.

5. Controlling Agreement. To the extent any provisions contained herein conflict with the Agreement or any other agreements between the Parties, oral or otherwise, the provisions contained herein shall supersede such conflicting provisions contained in the Agreement or other agreements. Except as modified herein, the Parties hereby represent and warrant that the Agreement remains in full force and effect and is hereby reaffirmed and ratified by each Party.

6. Counterparts; Facsimiles. This Amendment may be executed in counterparts. Each executed counterpart of this Amendment will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by telecopy by such party to the other party hereto shall be binding on the sending party when such telecopy is sent, and such sending party shall within ten days thereafter deliver to the other parties a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the day and year first set forth above.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ Donald Brown
Name:	Donald Brown
Title:	President and Chief Operating Officer

QUANTUM VALUE MANAGEMENT, LLC

By:	/s/ Michael Azar
Name:	Michael Azar
Title:	Managing Member

MEMBERS’ AGENT

By:	/s/ Michael Azar
Name:	Michael Azar
Title:	Members’ Agent